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                                                                     EXHIBIT 4.2

                                    DEBENTURE
                              DUE FEBRUARY 19, 2001

$500,000.00                                                    February 19, 1997

            FOR VALUE RECEIVED, the undersigned, Crystal Medical Products, Inc., an Illinois corporation ("Debtor"), hereby promises to pay to the order of Benjamin Gordon, as Disbursing Agent under Crystal Medical Products Inc.'s Plan of Reorganization, not individually, but solely as disbursing agent ("Disbursing Agent") for the pro rata benefit of the holders of Allowed Class 4 Claims as provided in Article 4 of the Plan (as defined below), the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest on such principal sum accruing at a rate per annum equal to five percent (5%), calculated on the basis of a 365-day year and the actual number of days elapsed. All principal interest and all other amounts payable hereunder at any time and from time to time are referred to herein, collectively, as "Liabilities". Debtor shall pay to Disbursing Agent the entire principal sum owing under this Note on or before February 19, 2001. Debtor shall pay to Disbursing Agent all interest accrued under this paragraph on the last day of each calendar quarter, commencing with the quarter ending on March 31, 1997, and on the date of any payment of principal.

            Any Liabilities that are not paid to Disbursing Agent when due shall accrue interest from the date such Liabilities are due until they are paid at a rate per annum equal to twelve percent (12%), calculated on the basis of a 365-day year and the actual number of days elapsed, and payable on demand of Disbursing Agent. All payments hereunder shall be made to Disbursing Agent in lawful U.S. currency c/o D'Ancona & Pflaum, Esquire, 30 North LaSalle Street, Suite 2900, Chicago, Illinois 60602 (Facsimile: (312) 580-0923). Any payments received pursuant to this Note shall be applied by Disbursing Agent to the Liabilities (i) first, to any costs and expenses then payable hereunder, (ii) second, to any interest accrued at such 12% rate, (iii) third, to any interest accrued at such 5% rate, and (iv) fourth, to any principal outstanding.

            This Note is the "Debenture" referred to in the Amended and Restated Chapter 11 Plan of Reorganization of Crystal Medical Products, Inc. Proposed by Kingco, L.L.C., dated October 18,
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1996 (as confirmed, and as it may be modified from time to time, pursuant to court order, the "Plan"), confirmed by Order entered February 5, 1997, of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"), in Case No. 96 B 25767 (the "Case") pending in the Bankruptcy Court under Chapter 11 of the United States Bankruptcy Code. Capitalized terms used in this Note, unless otherwise defined herein, shall have the meanings provided in the Plan.

            Debtor hereby further covenants that it shall execute and deliver all such documents and instruments, and take all such actions, as are reasonably requested by Disbursing Agent to preserve and protect Disbursing Agent's rights hereunder.

            Each of the following events, occurrences or circumstances shall constitute a "default" under this Note: (a) any Liability shall not be paid when due; (b) any representation, warranty or statement heretofore or hereafter made to Disbursing Agent by or on behalf of Debtor under this Note or in any document or instrument in connection with this Note or the Plan, including, without limitation, the Disclosure Statement or any Plan Document, shall be false or materially misleading; (c) Debtor shall fail to duly perform any of its obligations hereunder or under the Plan or any Plan Document; (d) a default shall occur in (i) the payment when due (subject to applicable grace periods), whether by acceleration or otherwise, of any indebtedness owing to any holder of an Allowed Secured Claim, or any other indebtedness (other than indebtedness described in clause (a) above) of Debtor in a principal amount exceeding $5,000, or (ii) the performance or observance of any obligation, covenant or condition with respect to such indebtedness, if the effect of such default is to accelerate, or to permit the acceleration of the maturity of such indebtedness, or to permit the holder of such indebtedness otherwise to enforce or seek enforcement of any remedies against Debtor with respect to such default; (e) any judgment or order for the payment of money in excess of $5,000 shall be rendered against Debtor which is not discharged, stayed or indemnified against to the satisfaction of Disbursing Agent within 10 days; (f) Debtor shall become insolvent, a receiver, Disbursing Agent or custodian shall be appointed for Debtor or any part of the property of Debtor or any proceeding is commenced by or against Debtor under any bankruptcy, reorganization, debt arrangement or insolvency law,


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in each case, other than any such events or circumstances described in this clause (f) heretofore arising or occurring under the Case; (g) the holder of any lien on or security interest in any property of Debtor shall take any action to enforce such lien or security interest; or (i) a breach, default or violation by Debtor shall occur under the provisions of the Plan (subject to applicable grace or cure periods thereunder).

            Upon the occurrence of any default, Disbursing Agent at its option shall have all rights and remedies of a creditor under the Uniform Commercial Code of the State of Illinois and other applicable laws. In addition to the foregoing rights and remedies, upon the occurrence of any default, Disbursing Agent shall have the right to (i) declare any or all Liabilities to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, without further notice, demand or presentment of any kind (provided that in the event of a default described in clause (f) of the foregoing paragraph, all Liabilities automatically shall become due and payable, without declaration, notice, demand or presentment of any kind), and (ii) apply to the Bankruptcy Court for and obtain such modifications of the Plan and any other Plan Documents, and such other remedies and relief, as Disbursing Agent deems appropriate. In addition to the foregoing, a default under this Note shall constitute a default under the Plan and, without limitation to any other rights or remedies of Disbursing Agent (or the holders of any Allowed Class 4 Claims), shall constitute sufficient grounds for, and entitle Disbursing Agent to obtain, conversion of the Case to a Chapter 7 case under the United States Bankruptcy Code. All rights and remedies of Disbursing Agent after a default shall be cumulative. No waiver by Disbursing Agent of any default shall constitute a waiver of any other default or the same default on a different occasion.

            Debtor further agrees to pay on demand all reasonable costs and expenses incurred by Disbursing Agent (including, without limitation, court costs and reasonable attorneys' fees and disbursements) in endeavoring to enforce this Note and Disbursing Agent's rights hereunder and the rights of the holders of Allowed Class 4 Claims under the Plan, including, without limitation, those incurred in defending any action threatened or brought against Disbursing Agent by Debtor, its successors or


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assigns or any creditor or shareholder of Debtor relating to the transactions evidenced or contemplated under this Note.

            All notices and other communications in connection with this Note shall be sent in writing to Disbursing Agent or to Debtor, as the case may be, at their respective addresses set forth in this Note (or to such other address as either party shall notify the other party in writing in accordance with this paragraph), and any such notice or other communication shall be deemed delivered three (3) business days after being sent by certified U.S. mail, one (1) business day after being sent by nationally-recognized private courier or by facsimile (which facsimile shall be confirmed by sending a copy thereof by either courier or certified mail as aforesaid, within two (2) business days thereafter), or upon actual receipt when sent by any other means.

            IN CONNECTION WITH ANY MATTER OR DISPUTE ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, DEBTOR HEREBY (A) CONSENTS TO THE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, (B) WAIVES ANY OBJECTION TO IMPROPER VENUE OR FORUM NON CONVENIENS, AND (C) CONSENTS TO SERVICE OF PROCESS BY CERTIFIED MAIL, POSTAGE PREPAID, ADDRESSED TO DEBTOR AT ITS ADDRESS FOR NOTICES AS PROVIDED ABOVE. DEBTOR HEREBY WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH ACTION.

            Debtor hereby irrevocably authorizes and empowers any attorney of any court of record (which authorization and power, being coupled with an interest, shall be irrevocable until payment of all Liabilities and payment and performance in full of all liabilities and obligations of Debtor under this Note, the Plan and the Plan Documents) to appear for Debtor in the Bankruptcy Court (or any other court of competent jurisdiction) to confess judgment, without process, in favor of Disbursing Agent, for such amount as may appear due and unpaid under this Note, together with the costs of enforcement of this Note, including, without limitation, reasonable attorneys' fees and disbursements and court costs, to waive and release all errors that may intervene in any such proceedings, and to consent to immediate execution on that judgment, hereby ratifying and confirming all that such attorney may do by virtue of this paragraph.


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            Debtor irrevocably waives diligence in collection or protection, presentment, protest, notice of protest, demand, dishonor, default, non-payment, creation and existence of any Liabilities and any security or collateral now or hereafter given for any Liabilities, and all other matters or things relating to the Liabilities, this Note or any other agreement or instrument to which Debtor and Disbursing Agent are parties, including any extension before, at or after maturity of this Note.

            Debtor shall maintain books for the registration and transfer of this Note. Such registers shall show the names and addresses of the respective holders of this Note and any other Notes issued in substitution or exchange for this Note as provided below, the respective principal amounts thereof, and the provisions applicable thereto. Debtor from time to time shall, subject to the terms of the Plan, transfer this Note and any outstanding Notes issued in substitution for this Note upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer. Upon any such transfer, a new Note shall be issued to the transferee and the surrendered Note shall be canceled.

            This Note may be exchanged, at the option of Disbursing Agent, when surrendered at the location of Debtor for notices provided above, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate the same principal amount. In case this Note shall be mutilated, lost, stolen or destroyed, Debtor shall issue and deliver in exchange and substitution for this Note a new Note of like tenor and in the same principal amount, but only upon receipt of an affidavit of such mutilation, loss, theft or destruction executed by Disbursing Agent.

            If any provision of this Note is prohibited by or invalid under applicable law, that provision will be ineffective to the extent of the prohibition or invalidity, without invalidating the rest of that provision or the remaining provisions of this Note. This Note shall be governed and construed in accordance with the laws of the State of Illinois applicable to agreements made and to be performed entirely within Illinois, without regard to the conflict of laws principles of Illinois. This Note shall bind Debtor and Debtor's successors,


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legal representatives and permitted assigns, and shall inure to the benefit of
Disbursing Agent and its successors, legal representatives and assigns. Debtor shall have no right to assign any right or obligation hereunder without the prior written consent of Disbursing Agent. No provision of this Note may be waived, amended, released or otherwise changed, except by a writing signed by the party against which enforcement is sought.

            IN WITNESS WHEREOF, Debtor has executed this Note as of the day and year written first above.

                                    CRYSTAL MEDICAL PRODUCTS, INC.


                                    By:/s/Herbert Lotman
                                       -------------------------------
                                           Herbert Lotman
                                    Its:   President

                                    Address:    c/o Ginader, Jones & Co.
                                                321 Spruce Street
                                                525 Bank Towers
                                                Scranton, PA  18503
                                                717-347-1734


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